UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TOTTENHAM ACQUISITION I LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TOTTENHAM ACQUISITION I LIMITED

Unit 902, 9/F, Lucky Building

39 Wellington Street

Central, Hong Kong

Dear Shareholder:

As you know, Tottenham Acquisition I Limited (the “Company”), a British Virgin Island company, will hold its annual meeting at the offices of Loeb & Loeb LLP, 21st floor, 3 Connaught Rd Central, Central, Hong Kong on April 9, 2020, at 10 a.m. local time, for the following purposes:

1.

To elect five directors to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death.

2.	To vote on a proposal to amend (the “Charter Amendment”) the Company’s amended and restated memorandum and articles of association (the “charter”) to extend the date by which the Company has to consummate a business combination (the “extension”) two times for an additional three months each time from May 6, 2020 to November 6, 2020 (the termination date as so extended, the “Extended Termination Date”).

3.	To vote on a proposal to amend (the “Trust Amendment”) the Company’s investment management trust agreement (the “Trust Agreement”), dated as of August 1, 2018, by and between the Company and Continental Stock Transfer & Trust Company to allow the Company to extend the time to complete a business combination two times for an additional three months.

4.	To vote on a proposal to ratify the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Auditor Proposal”).

5.	To act on such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

On or about March 25, 2020, the Company mailed to you a proxy statement relating to the annual meeting. The attached first supplement to the proxy statement contains additional information that supplements the proxy statement. The Company urges you to read this first supplement, together with the proxy statement previously sent to you, carefully and in its entirety. This proxy supplement is being sent to you on or about March 30, 2020.

The Company is providing this first supplement in order to correct an error in the proxy statement. The proxy statement indicated that shareholders electing to convert their shares would receive $10.03 per share as of December 31, 2019, when the correct amount is $10.50 per share as of December 31, 2019.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement.

Thank you for your continuing interest in Tottenham Acquisition I Limited. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Jason Ma
Jason Ma
Chief Executive Officer

March 30, 2020

SUPPLEMENT NO. 1 DATED MARCH 30, 2020

TO

PROXY STATEMENT

DATED MARCH 17, 2020

TOTTENHAM ACQUISITION I LIMITED

Unit 902, 9/F, Lucky Building

39 Wellington Street

Central, Hong Kong

This first supplement is being mailed to the stockholders of record of the Company as of the close of business on March 30, 2020. The following information supplements and should be read in conjunction with the original proxy statement dated March 17, 2020 that the Company mailed to you on or about March 25, 2020 (the “Original Proxy Statement”). Capitalized terms in this supplement which are not defined in this supplement have the same meaning set forth in the Original Proxy Statement.

As discussed in the Original Proxy Statement, the annual meeting will be devoted to (i) the election of certain directors, (ii) a proposal to amend (the “Charter Amendment”) the Company’s amended and restated memorandum and articles of association (the “charter”) to extend the date by which the Company has to consummate a business combination (the “extension”), (iii) a proposal to amend (the “Trust Amendment”) the Company’s investment management trust agreement, dated as of August 1, 2018, by and between the Company and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the trust account (“trust account”) established in connection with the Company’s initial public offering (“IPO”), (iv) to ratify the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020, and (v) consideration of any other business matters properly brought before the Annual Meeting.

The Company is providing this first supplement to correct an error in the Original Proxy Statement. The first paragraph under “Conversion Rights” on page 8 of the Original Proxy Statement inadvertently indicated that converting stockholder would only receive $10.03 per share as of December 31, 2019; the correct amount is $10.50 per share as of December 31, 2019. The corrected first paragraph under “Conversion Rights” on page 8 of the Original Proxy Statement reads as follows:

Pursuant to our currently existing charter, any holders of our public shares may demand that such shares be converted for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the Annual Meeting. Regardless whether you vote for or against the Charter Amendment and the Trust Amendment, if your request is properly made and the Charter Amendment and the Trust Amendment are approved, these shares will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the Annual Meeting). For illustrative purposes, based on funds in the trust account of approximately $48,300,233 on December 31, 2019, the estimated per share conversion price would have been approximately $10.50.